Filed Pursuant to Rule 433
Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Microsoft Corporation, the Common Stock of Broadcom Inc. and the Common Stock of NVIDIA Corporation November 23, 2029

Term Sheet to Free Writing Prospectus dated November 3, 2026

Summary of Terms

Issuer	HSBC USA Inc. (“HSBC”)
Market Measures	The lowest performing of the common stock of Microsoft Corporation (Bloomberg ticker symbol “MSFT”), the common stock of Broadcom Inc. (Bloomberg ticker symbol “AVGO”) and the common stock of NVIDIA Corporation (Bloomberg ticker symbol “NVDA”) (each an “Underlying Stock,” and collectively as the “Underlying Stocks”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	November 19, 2026
Issue Date*	November 24, 2026
Stated Maturity Date*	November 23, 2029
Automatic Call	If the stock closing price of the lowest performing Underlying Stock on any call date (including the final calculation day) is greater than or equal to the starting price, the securities will be automatically called for the face amount plus the call premium applicable to that call date.
Call Dates and Call Premiums	Call Dates*	Call Premiums**
	November 24, 2027	At least 31.000% of the face amount
	December 27, 2027	At least 33.583% of the face amount
	January 24, 2028	At least 36.167% of the face amount
	February 24, 2028	At least 38.750% of the face amount
	March 24, 2028	At least 41.333% of the face amount
	April 24, 2028	At least 43.917% of the face amount
	May 24, 2028	At least 46.500% of the face amount
	June 26, 2028	At least 49.083% of the face amount
	July 24, 2028	At least 51.667% of the face amount
	August 24, 2028	At least 54.250% of the face amount
	September 25, 2028	At least 56.833% of the face amount
	October 24, 2028	At least 59.417% of the face amount
	November 24, 2028	At least 62.000% of the face amount
	December 26, 2028	At least 64.583% of the face amount
	January 24, 2029	At least 67.167% of the face amount
	February 26, 2029	At least 69.750% of the face amount
	March 26, 2029	At least 72.333% of the face amount
	April 24, 2029	At least 74.917% of the face amount
	May 24, 2029	At least 77.500% of the face amount
	June 25, 2029	At least 80.083% of the face amount
	July 24, 2029	At least 82.667% of the face amount
	August 24, 2029	At least 85.250% of the face amount
	September 24, 2029	At least 87.833% of the face amount
	October 24, 2029	At least 90.417% of the face amount
	November 19, 2029 (the “final calculation day”)	At least 93.000% of the face amount
** to be determined on the pricing date.
Call Settlement Date	Three business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (Per Security)

• If the ending price of the lowest performing Underlying Stock on the final calculation day is less than its starting price but greater than or equal to its threshold price: $1,000; or:

• If the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price:

$1,000 × performance factor of the lowest performing Underlying Stock on the final calculation day

Starting Price	With respect to each Underlying Stock, its stock closing price on the pricing date
Ending Price	With respect to each Underlying Stock, its stock closing price on the final calculation day
Threshold Price	With respect to each Underlying Stock, 60% of its starting price
Lowest Performing Underlying Stock	With respect to any call date, the Underlying Stock with the lowest performance factor on that day.
*Subject to change

Summary of Terms (Continued)

Performance Factor	With respect to an Underlying Stock on any call date, its stock closing price on such day divided by its starting price (expressed as a percentage)
Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.20% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40447LZL7 / US40447LZL79
Material Tax Consequences:	See the free writing prospectus.

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that will be determined on the pricing date.

If the securities are not automatically called and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price, you will have full downside exposure to the decrease in the price of the lowest performing Underlying Stock on the final calculation day from its starting price and lose more than 40%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the lowest performing Underlying Stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any Underlying Stock beyond the applicable call premium.

The estimated initial value of the securities on the pricing date is expected to be between $910.00 and $950.00 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free writing prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465926122200/tm2626795d456_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-8 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Underlying Stock Is Less Than Its Threshold Price, You Will Lose More Than 40%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

•	Higher Call Premiums Are Associated With Greater Risk.

•	No Periodic Interest Will Be Paid On The Securities.

•	A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•	The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

•	The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

•	If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•	Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o           Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.

o           Historical Prices Of An Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

o           The Securities May Become Linked To The Common Stock Of A Company Other Than Any Original Underlying Stock Issuer.

o           We, The Agent And Our Respective Affiliates Cannot Control Actions By Any Underlying Stock Issuer.

o           We, The Agent And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

o           You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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